               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  EXXON MOBIL CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [LOGO]

                                   Notice of
                                      2000
                                 Annual Meeting
                                      and
                                Proxy Statement






                 ------------------------------------------------

                            YOUR VOTE IS IMPORTANT!
                        PLEASE VOTE YOUR SHARES PROMPTLY

                 ------------------------------------------------

    NOTICE OF ANNUAL MEETING

    May 31, 2000

    AND PROXY STATEMENT

                                                                          [LOGO]

    Dear Shareholder:

    We invite you to attend the historic first annual meeting of shareholders of ExxonMobil on May 31, 2000, in Dallas, Texas. At the meeting, you will hear a report on our progress since the merger and have a chance to meet your new management team.

    This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

    Even if you only own a few shares, we want your shares to be represented at the meeting. You can vote your shares by internet, toll-free telephone, or proxy card.

    To attend the meeting in person, please follow the instructions on page 1. If you are not able to attend, look for a report on the meeting on ExxonMobil's website (www.exxon.mobil.com) and in the June issue of ExxonMobil Perspectives.

    Sincerely yours,


    /s/ LEE R. RAYMOND                 /s/ LUCIO A. NOTO


    Lee R. Raymond                     Lucio A. Noto
    Chairman of the Board              Vice Chairman of the Board



    April 14, 2000

  EXXON MOBIL CORPORATION 5959 Las Colinas Boulevard Irving, Texas 75039-2298

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON MOBIL CORPORATION

        TIME:
                10:00 a.m., Central Time


        DATE:
                May 31, 2000


        PLACE:
                Morton H. Meyerson Symphony Center
                2301 Flora Street
                Dallas, Texas


        PURPOSE:

                -- Elect directors

                -- Ratify appointment of independent accountants

                -- Vote on seven shareholder proposals

                -- Conduct other business if properly raised


                Only shareholders of record on April 3, 2000, may vote at the meeting. Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting.


                YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY, OR VOTE
                YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.


                /s/ T.P. TOWNSEND


                T.P. Townsend
                Secretary


               April 14, 2000

Exxon Mobil Corporation  Proxy Statement 2000

                     TABLE OF CONTENTS                                      PAGE
                     -----------------------------------------------------------

                     General Information.....................................  1

                     ELECTION OF DIRECTORS...................................  3

                       Director Compensation................................. 11

                       Board Committees...................................... 11

                       Director and Executive Officer Stock Ownership........ 14

                       BCC Report on Executive Compensation.................. 15

                       Executive Compensation Tables......................... 19

                       Stock Performance Graphs.............................. 26

                     BOARD OF DIRECTORS PROPOSAL

                       Ratification of Independent Accountants............... 27

                     SHAREHOLDER PROPOSALS................................... 27

                     Additional Information.................................. 44


                                  Proxy Statement 2000 * Exxon Mobil Corporation

GENERAL INFORMATION

WHO MAY VOTE

Shareholders of ExxonMobil, as recorded in our stock register on April 3, 2000, may vote at the meeting.

HOW TO VOTE

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

ExxonMobil's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

You can vote by proxy in three convenient ways:

  -- By Telephone: Call toll-free 1-877-779-8683 and follow the instructions.
     You will need to give the personal identification number contained on your proxy card.

  -- By Internet: Go to www.eproxyvote.com/xom and follow the instructions. You will need to give the personal identification number contained on your proxy card.

  -- In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote. Check the voting form used by that firm to see if it offers telephone or internet voting.

If you give us your proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the management proposal; and against the shareholder proposals.

Your proxy covers all shares registered in your name and shares held in your Shareholder Investment Program (SIP) account.

VOTING SHARES IN THE EMPLOYEE SAVINGS PLAN

If you own shares in the ExxonMobil Savings Plan, you will receive a separate voting instruction card for those shares. The Savings Plan trustee, which is a committee of ExxonMobil executives, will vote plan shares as employees direct. To the extent employees do not give instructions, the trustee will vote shares in the ESOP part of the Plan proportionately the same as ESOP shares voted by employees and will vote other shares as the trustee thinks best.

Exxon Mobil Corporation * Proxy Statement 2000

REVOKING A PROXY

You may revoke your proxy before it is voted by:

  -- submitting a new proxy with a later date, including a proxy given by telephone or internet,

  -- notifying ExxonMobil's Secretary in writing before the meeting, or

  -- voting in person at the meeting.

CONFIDENTIAL VOTING

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

VOTES NEEDED

The director candidates who receive the most votes will be elected to fill the seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ATTENDING IN PERSON

Only shareholders, their proxy holders, and ExxonMobil's guests may attend the meeting.

For registered shareholders, an admission ticket is enclosed with your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on April 3, 2000, the record date for voting.

THE MERGER

We completed the merger of Exxon and Mobil on November 30, 1999. As a result of the merger, Mobil became a subsidiary of Exxon and Exxon changed its name to Exxon Mobil Corporation. Each share of Mobil common stock was converted into
1.32015 shares of ExxonMobil stock. Unless we note otherwise, information about ExxonMobil in this proxy statement generally refers to Exxon for any time before the merger. Information about shares and share-based awards has been adjusted to reflect the merger exchange ratio where appropriate.

2

                                  Proxy Statement 2000 * Exxon Mobil Corporation

BOARD OF DIRECTORS PROPOSAL: ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The Board has nominated the director candidates named below. Personal information on each of our nominees is given below. All of our nominees currently serve as ExxonMobil directors.

As we explained in our joint proxy statement/prospectus for the merger, six former Mobil directors joined the ExxonMobil Board when the merger closed on November 30, 1999: Donald V. Fites; Charles A. Heimbold, Jr.; Helene L. Kaplan;
J. Richard Munro; Lucio A. Noto; and Eugene A. Renna. These directors were elected by the Board.

All other current directors were elected by shareholders at the last annual meeting of Exxon.

The Board of Directors performs a number of services for ExxonMobil and its shareholders, including:

  -- overseeing the management of the company on your behalf,

  -- reviewing ExxonMobil's long-term strategic plans,

  -- exercising direct decision-making authority in key areas, such as declaring dividends,

  -- choosing the CEO, setting the scope of his authority to manage the company's business day to day, and evaluating his performance, and

  -- reviewing development and succession plans for ExxonMobil's top executives.

Most ExxonMobil directors -- including 13 of our 18 nominees -- are not ExxonMobil employees. Only nonemployee directors serve on ExxonMobil's Board Audit, Board Compensation, and Board Affairs committees.

All ExxonMobil directors are elected for one-year terms. Nonemployee directors may not stand for election after age 70. Employee directors usually leave the Board when they retire from ExxonMobil.

The Board met 12 times in 1999, including meetings of the Exxon Board before the merger and the ExxonMobil Board after the merger. All of ExxonMobil's current directors, on average, attended approximately 95% of Board and committee meetings during the period they were directors.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

THE BOARD RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CANDIDATES:

Exxon Mobil Corporation * Proxy Statement 2000

BIOGRAPHIES OF OUR BOARD NOMINEES

--------------------------------------------------------------------------------

MICHAEL J. BOSKIN                          T. M. Friedman Professor of Economics, and Senior Fellow,
Age 54                                     Hoover Institution, Stanford University. Holds bachelor's,
Director since 1996                        master's, and Ph.D. degrees in economics. Joined Stanford
                                           University in 1970. Adjunct Scholar, American Enterprise
                                           Institute; Research Associate, National Bureau of Economic
                                           Research. Director; First Health Group Corporation;
                                           Intraspect Software, Inc.; Oracle Corporation; Vodafone
                                           AirTouch PLC. Chairman, Congressional Advisory Commission on
                                           the Consumer Price Index 1995-96; Council of Economic
                                           Advisors, 1989-93. Member, Advisory Committee of the Joint
                                           Committee on Taxation of the U.S. Congress; Panel of
                                           Advisors to the Congressional Budget Office. Dr. Boskin is
                                           the recipient of numerous professional awards.

--------------------------------------------------------------------------------

RENE DAHAN                                 Senior Vice President. Principal responsibilities include
Age 58                                     the Corporation's worldwide chemicals and coal and minerals
Director since 1998                        activities; ExxonMobil Global Services Company;
                                           administrative services; controller's; corporate planning;
                                           safety, health and environment. Since joining the Exxon
                                           organization in 1963, Mr. Dahan has held a variety of
                                           management positions in domestic and foreign operations,
                                           including President and Chief Executive Officer of our
                                           Benelux affiliate; President, Exxon Company, International.
                                           Elected Senior Vice President of the Corporation in 1995 and
                                           Director in 1998. Member, International Advisory Board of
                                           Instituto de Empresa; Board of Directors, Junior Achievement
                                           International.

--------------------------------------------------------------------------------

WILLIAM T. ESREY                           Chairman and Chief Executive Officer, Sprint Corporation.
Age 60                                     Holds bachelor's degree in economics and master of business
Director since 1998                        administration degree. Joined Sprint, a global
                                           communications company integrating long distance, local, and wireless communications services and one of the world's
                                           largest carriers of internet traffic, in 1980. Held a
                                           variety of management positions. Elected Chief Executive
                                           Officer in 1985 and Chairman in 1990. Prior to joining
                                           Sprint, Mr. Esrey held management positions with Dillon,
                                           Read and Company; AT&T; New York Telephone Company; and
                                           Empire City Subway Co., Ltd. Director, Duke Energy
                                           Corporation; EarthLink; General Mills, Inc. Member, The
                                           Business Council; The Business Roundtable; Trilateral
                                           Commission.

                                  Proxy Statement 2000 * Exxon Mobil Corporation


--------------------------------------------------------------------------------

DONALD V. FITES                            Former Chairman and Chief Executive Officer, Caterpillar
Age 66                                     Inc. Holds bachelor's degree in civil engineering and
Director since 1999                        master's degree in management. Joined Caterpillar, a
                                           manufacturer of heavy machinery, in 1957. Held a variety of management positions. Became Vice President in 1981,
                                           Executive Vice President in 1985, Director in 1986,
                                           President and Chief Operating Officer in 1989, and Chairman
                                           and Chief Executive Officer in 1990. Retired in 1999.
                                           Director of Mobil from 1990 to 1999. Director, AK Steel
                                           Corporation; AT&T Corporation; Caterpillar Inc.;
                                           Georgia-Pacific Corporation; Wolverine World Wide, Inc.;
                                           Valparaiso University. Member, The Business Council.
                                           Chairman, The Salvation Army National Advisory Board; The
                                           World Methodist Council Financial Development Committee.
                                           Trustee, Knox College. Mr. Fites is the recipient of
                                           numerous awards, including two honorary doctor of laws
                                           degrees.

--------------------------------------------------------------------------------

JESS HAY                                   Chairman, HCB Enterprises Inc., a private investment firm.
Age 69                                     Also, Chairman, Texas Foundation for Higher Education. Holds
Director since 1981                        bachelor of business administration and law degrees. Prior to his retirement in December 1994, Mr. Hay served for 29
                                           years as Chief Executive Officer of The Lomas Financial
                                           Group, a diversified financial services group of companies engaged principally in mortgage banking and real estate
                                           lending. Practiced law in Dallas, Texas prior to joining
                                           Lomas in 1965. Director, The Viad Corporation; SBC
                                           Communications Inc.; Trinity Industries, Inc. Member of the
                                           Board, Greater Dallas Planning Council; Southwestern Medical
                                           Foundation; Texas Research League; Zale-Lipshy Hospital of
                                           Dallas; World War II Memorial Advisory Board; State Fair of
                                           Texas. Member, American, Dallas, and Texas Bar associations.

Exxon Mobil Corporation * Proxy Statement 2000


--------------------------------------------------------------------------------

CHARLES A. HEIMBOLD, JR.                   Chairman of the Board and Chief Executive Officer, Bristol-
Age 66                                     Myers Squibb Company. Holds bachelor of arts and law
Director since 1999                        degrees. Joined Bristol-Myers, a manufacturer of consumer
                                           products and pharmaceuticals, in 1963. Elected Executive
                                           Vice President and Director in 1989, President in 1992,
                                           Chief Executive Officer in 1994, and Chairman in 1995.
                                           Director of Mobil from 1995 to 1999. Director,
                                           Pharmaceutical Research and Manufacturers of America.
                                           Chairman of the Board of Directors, Phoenix House. Deputy
                                           Chairman of the Board of Directors, Federal Reserve Bank of
                                           New York. Chairman, Board of Overseers of the Law School and
                                           Trustee, University of Pennsylvania. Trustee, American
                                           Museum of Natural History. Member, The Business Council; The
                                           Business Roundtable; Council on Foreign Relations.

--------------------------------------------------------------------------------

JAMES R. HOUGHTON                          Chairman of the Board Emeritus, Corning Incorporated. Holds
Age 64                                     bachelor of arts and master of business administration
Director since 1994                        degrees. Joined Corning, a communications, advanced
                                           materials, and display products company, in 1962. Held a
                                           variety of management positions. Elected Chairman of the
                                           Board and Chief Executive Officer of Corning in 1983.
                                           Retired in 1996. Director, Corning Incorporated; J.P. Morgan
                                           & Co. Incorporated; Metropolitan Life Insurance Company.
                                           Trustee, Corning Museum of Glass; The Metropolitan Museum of
                                           Art; The Pierpont Morgan Library. Member, The Business
                                           Council; Council on Foreign Relations; Harvard Corporation.

--------------------------------------------------------------------------------

WILLIAM R. HOWELL                          Chairman Emeritus, J.C. Penney Company, Inc. Holds bachelor
Age 64                                     of business administration degree. Joined J.C. Penney, a
Director since 1982                        department store and catalog chain, in 1958. Held a variety of management positions. Elected Chairman of the Board and
                                           Chief Executive Officer in 1983. Retired as Chairman of the
                                           Board in 1997. Director, Bankers Trust New York Corporation
                                           and Bankers Trust Company; Central and South West
                                           Corporation; Halliburton Co.; Warner-Lambert Company;
                                           Williams. Chairman, Board of Trustees, Southern Methodist
                                           University.

                                  Proxy Statement 2000 * Exxon Mobil Corporation


--------------------------------------------------------------------------------

HELENE L. KAPLAN                           Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a
Age 66                                     law firm which has performed services for Mobil. Holds
Director since 1999                        bachelor of arts degree and juris doctor. Director of Mobil
                                           1989 through 1999. Director, Bell Atlantic Corporation;
                                           Chase Manhattan Corporation; May Department Stores Company;
                                           Metropolitan Life Insurance Company. Trustee and Vice Chair,
                                           American Museum of Natural History; Carnegie Corporation of
                                           New York; Commonwealth Fund; J. Paul Getty Trust; Institute
                                           for Advanced Study. Chairman, Mount Sinai School of
                                           Medicine. Trustee, Mount Sinai/NYU Health. Member, American
                                           Academy of Arts and Sciences; Council on Foreign Relations.
                                           Fellow, American Philosophical Society. Mrs. Kaplan is the
                                           recipient of numerous awards, including an honorary
                                           doctorate of laws.

--------------------------------------------------------------------------------

REATHA CLARK KING                          President and Executive Director, General Mills Foundation;
Age 62                                     Vice President, General Mills, Inc., a manufacturer and
Director since 1997                        marketer of consumer food products. Holds bachelor of
                                           science degree in chemistry and mathematics, master of
                                           science degree in chemistry, master of business
                                           administration degree in finance management, and Ph.D.
                                           degree in thermochemistry. Prior to joining the General
                                           Mills Foundation in 1988, Dr. King held a variety of
                                           scientific and educational positions, including Research
                                           Chemist, National Bureau of Standards; Chemistry Professor,
                                           Associate Dean for Division of Natural Science &
                                           Mathematics, and Associate Dean for Academic Affairs, York
                                           College, City University of New York; President,
                                           Metropolitan State University. Director, H.B. Fuller
                                           Company; Minnesota Mutual Companies, Inc.; Wells Fargo and
                                           Company. Trustee, Clark Atlanta University; H.B. Fuller
                                           Foundation. Life Trustee, University of Chicago. Dr. King is
                                           the recipient of numerous awards, including 13 honorary
                                           doctorate degrees.

Exxon Mobil Corporation * Proxy Statement 2000


--------------------------------------------------------------------------------

PHILIP E. LIPPINCOTT                       Chairman of the Board, Campbell Soup Company, a global
Age 64                                     manufacturer and marketer of high quality, branded
Director since 1986                        convenience food products, since 1999. Retired Chairman and
                                           Chief Executive Officer, Scott Paper Company. Holds bachelor of arts and master of business administration degrees in
                                           food distribution. Joined Scott Paper, a company involved in sanitary paper, printing and publishing papers, and forestry operations, in 1959. Held a variety of management positions.
                                           Elected Chief Executive Officer in 1982 and Chairman in
                                           1983. Retired in 1994. Director, Campbell Soup Company.
                                           Chairman of the Board and Director, Fox Chase Cancer Center.
                                           Trustee, The Penn Mutual Life Insurance Company. Member, The
                                           Business Council.

--------------------------------------------------------------------------------

HARRY J. LONGWELL                          Senior Vice President. Holds bachelor's degree in petroleum
Age 58                                     engineering. Principal responsibilities include the
Director since 1995                        Corporation's worldwide upstream oil and gas activities;
                                           ExxonMobil Upstream Research Company; Imperial Oil Limited;
                                           aviation. Since joining the Exxon organization in 1963, Mr.
                                           Longwell has held a variety of management positions in
                                           domestic and foreign operations, including Vice
                                           President-Production and President, Exxon Company, U.S.A.;
                                           Vice President, Esso Europe Inc.; Senior Vice President-
                                           Upstream and Executive Vice President, Exxon Company,
                                           International. Elected Senior Vice President and Director of
                                           Exxon in 1995. Director, U.S.-China Business Council;
                                           National Action Council for Minorities in Engineering;
                                           United Way of Dallas. Member, Board of Visitors, University
                                           of Texas, M.D. Anderson Cancer Center; Advisory Board,
                                           Dallas Area Habitat for Humanity; American Petroleum
                                           Institute; Society of Petroleum Engineers.

                                  Proxy Statement 2000 * Exxon Mobil Corporation


--------------------------------------------------------------------------------

J. RICHARD MUNRO                           Former Co-Chairman and Co-Chief Executive Officer, Time-
Age 69                                     Warner Inc. Holds bachelor of arts degree. Joined Time, a
Director since 1999                        publishing and communications company, in 1957. Held a
                                           variety of management positions. Became Co-Chairman and
                                           Chief Executive Officer of Time-Warner Inc. in 1989. Retired
                                           in 1997. Director of Mobil from 1989 to 1999. Director,
                                           Kellogg Company; Kmart Corporation; Sensormatic Company;
                                           United Negro College Fund, Inc. Trustee, The Salisbury
                                           School; Yale - New Haven Hospital. Member, Board of
                                           Visitors, Graduate School, University of New York.
                                           Mr. Munro is the recipient of nine honorary degrees.

--------------------------------------------------------------------------------

MARILYN CARLSON NELSON                     Chairman and Chief Executive Officer, Carlson Companies,
Age 60                                     Inc.; Co-Chair, Carlson Holdings, Inc.; Carlson Wagonlit
Director since 1991                        Travel. Deputy Chair, Thomas Cook. Holds bachelor's degree in international economics. Since joining Carlson Companies, a travel, hotel, restaurant, and marketing services company, in 1989, Mrs. Nelson has held a number of management
                                           positions, including Director, Senior Vice President, and
                                           Vice Chair. Director, Carlson Companies, Inc.; U.S. West
                                           Inc.; United States National Tourism Organization; World
                                           Travel and Tourism Council. President-elect, Travel Industry of America. Member, Center for International Leadership;
                                           Committee of 200; International Advisory Council. Mrs.
                                           Nelson is the recipient of numerous awards, including three honorary doctorate degrees.

--------------------------------------------------------------------------------

LUCIO A. NOTO                              Vice Chairman of the Board. Holds a bachelor's degree in
Age 61                                     physics and master's degree in business administration.
Director since 1999                        Principal responsibilities include Middle East area; human resources employee relations matters; public affairs. Prior to the merger of Exxon and Mobil, Mr. Noto held a variety of management positions in domestic and foreign operations in
                                           Mobil and was named Chairman of the Board and Chief
                                           Executive Officer in 1994. Director of Mobil from 1988 to
                                           1999. Director, International Business Machines Corporation;
                                           Philip Morris Companies, Inc. Member, American Petroleum
                                           Institute; Trilateral Commission; Urban Institute. U.S.
                                           Chairman, The Council for the USA and Italy; The
                                           Singapore -- USA Business Council.

Exxon Mobil Corporation * Proxy Statement 2000


--------------------------------------------------------------------------------

LEE R. RAYMOND                             Chairman of the Board and Chief Executive Officer. Holds
Age 61                                     bachelor's and Ph.D. degrees in chemical engineering. Since
Director since 1984                        joining the Exxon organization in 1963, Mr. Raymond held a variety of management positions in domestic and foreign
                                           operations, including Exxon Company, U.S.A.; Creole
                                           Petroleum Corporation; Exxon International Company; Exxon
                                           Enterprises; Esso Inter-America Inc. Elected Senior Vice
                                           President and Director of Exxon in 1984, President in 1987,
                                           Chairman and Chief Executive Officer in 1993, and added
                                           title of President in 1996. Director, J.P. Morgan & Co.
                                           Incorporated; Morgan Guaranty Trust Company of New York;
                                           American Petroleum Institute; United Negro College Fund.
                                           Trustee, Wisconsin Alumni Research Foundation. Member, The
                                           Business Council; The Business Roundtable; Council on
                                           Foreign Relations; Emergency Committee for American Trade;
                                           National Petroleum Council; Singapore-U.S. Business Council;
                                           Trilateral Commission; University of Wisconsin Foundation.

--------------------------------------------------------------------------------

EUGENE A. RENNA                            Senior Vice President. Holds bachelor's and master's degrees
Age 55                                     in business administration. Principal responsibilities
Director since 1999                        include fuels marketing; lubricants and petroleum
                                           specialties; refining and supply activities; ExxonMobil
                                           Research and Engineering Company. Prior to the merger of
                                           Exxon and Mobil, Mr. Renna held a variety of management
                                           positions in Mobil and was named President and Chief
                                           Operating Officer in 1998. Director of Mobil from 1986 to
                                           1999. Director, Fortune Brands, Inc. Member, American
                                           Petroleum Institute; Advisory Council of Samuel Curtis
                                           Johnson Graduate School of Management, Cornell University.

--------------------------------------------------------------------------------

WALTER V. SHIPLEY                          Retired Chairman of the Board, The Chase Manhattan
Age 64                                     Corporation and The Chase Manhattan Bank, a banking and
Director since 1998                        finance company. Holds bachelor of science degree. Joined
                                           Chase Bank in 1956. Held a variety of management positions.
                                           Director, Bell Atlantic Corporation; Champion International
                                           Corporation; Federal Reserve Bank of New York; Lincoln
                                           Center for the Performing Arts, Inc.; United Way of
                                           Tri-State; Chairman and Director, Goodwill Industries of
                                           Greater New York, Inc. Member, The Business Council;
                                           U.S.-Japan Business Council, Inc. Board of Trustees,
                                           American Museum of Natural History.

                                  Proxy Statement 2000 * Exxon Mobil Corporation

DIRECTOR COMPENSATION

ExxonMobil employees receive no extra pay for serving as directors. Nonemployee directors receive a base fee of $40,000 a year; $1,500 per Board and committee meeting attended; and reimbursement of meeting expenses. Except for the Executive Committee, nonemployee directors also receive $3,000 per committee membership and $5,000 per committee chairmanship. Nonemployee directors may elect to defer all or part of these fees. Deferred fees are payable after the director leaves the Board in one to five annual installments. We credit deferred fees with interest at Citibank's prime rate.

We also pay a portion of director compensation in stock. Each nonemployee director receives 4,000 shares of restricted stock when first elected to the Board and, if the director remains in office, an additional 600 restricted shares each following year. While on the Board, the nonemployee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The ExxonMobil Board committees described below address the same key areas of governance as the corresponding Exxon committees before the merger. However, after the merger the directors' committee assignments were reorganized. Membership information below represents the current assignments. Information on the number of meetings in 1999 represents the combined number of Exxon meetings before the merger and ExxonMobil meetings after the merger.

BOARD AUDIT COMMITTEE

    Mr. Houghton (Chairman)
    Mr. Esrey
    Mr. Howell
    Mrs. Kaplan
    Dr. King
    Mr. Munro
    Mrs. Nelson

The Board Audit Committee met three times during 1999. The committee oversees accounting and internal control matters. Subject to shareholder approval, the committee chooses the independent public accountants to audit ExxonMobil's financial statements. The committee consults with the independent accountants and reviews their audit and other work. The committee also consults with ExxonMobil's Controller and General Auditor and reviews ExxonMobil's internal controls and compliance with policies. In addition to its regular activities, the committee is available to meet at the request of the independent accountants, Controller, or General Auditor.

Exxon Mobil Corporation * Proxy Statement 2000

BOARD ADVISORY COMMITTEE ON CONTRIBUTIONS

    Mr. Hay (Chairman)
    Mr. Esrey
    Mrs. Kaplan
    Dr. King
    Mr. Lippincott
    Mr. Munro
    Mrs. Nelson

The Board Advisory Committee on Contributions met two times during 1999. The committee reviews the level of ExxonMobil's support for education and other public service programs, including the company's contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The Foundation also supports the company's other cultural and public service giving.

BOARD AFFAIRS COMMITTEE

    Mrs. Nelson (Chairman)
    Mr. Fites
    Mr. Hay
    Mr. Howell
    Mrs. Kaplan
    Mr. Lippincott
    Mr. Shipley

The Board Affairs Committee met two times during 1999. The committee recommends director candidates; reviews nonemployee director compensation; and reviews other corporate governance practices. The committee will consider your suggestions for possible director candidates if you submit the name and biographical information in writing to ExxonMobil's Secretary at the address under 'Contact Information' on page 44. On request, the Secretary will also provide a description of the qualifications we look for in director candidates.

BOARD COMPENSATION COMMITTEE

    Mr. Howell (Chairman)
    Dr. Boskin
    Mr. Fites
    Mr. Hay
    Mr. Heimbold
    Mr. Shipley

The Board Compensation Committee, which we also call the BCC, met nine times during 1999. The committee oversees compensation for ExxonMobil's senior executives, including

                                  Proxy Statement 2000 * Exxon Mobil Corporation

salary, bonus, and incentive awards. The committee also reviews succession plans for key executive positions. The committee's report on executive compensation starts on page 15.

FINANCE COMMITTEE

    Mr. Raymond (Chairman)
    Dr. Boskin
    Mr. Esrey
    Mr. Fites
    Mr. Heimbold
    Mr. Houghton
    Mr. Shipley

The Finance Committee met two times and acted by written consent four times during 1999. The committee reviews ExxonMobil's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the Board.

PUBLIC ISSUES COMMITTEE

    Mr. Lippincott (Chairman)
    Dr. Boskin
    Mr. Heimbold
    Mr. Houghton
    Dr. King
    Mr. Munro

The Public Issues Committee met once during 1999. The committee reviews ExxonMobil's policies and practices on relevant public issues, including their effects on the environment, safety, and health. The committee hears reports from operating units on environmental and safety activities. The committee also visits operating sites to observe and comment on current practices, including spill and hazard prevention.

EXECUTIVE COMMITTEE

    Mr. Raymond (Chairman)
    Mr. Noto (Vice Chairman)
    Mr. Hay
    Mr. Howell
    Mr. Lippincott
    Mrs. Nelson

Other directors serve as alternate members on a rotational basis.

The Executive Committee did not meet during 1999. The committee has broad power to act on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board.

Exxon Mobil Corporation * Proxy Statement 2000

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show how much ExxonMobil common stock each executive named in the Summary Compensation Table on page 20 and each nonemployee director and nominee owned on February 29, 2000. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.12 percent of the outstanding shares.

In connection with their service to Mobil before the merger, former Mobil executives and directors also own deferred share equivalents that are not included in the tables below. A share equivalent is a credit equal in value to a share of stock. The share equivalents earn additional credits corresponding to cash dividends. Share equivalents give the owner an economic interest in the performance of ExxonMobil stock but are not outstanding shares and do not vote.


                                                                                      Shares
                                                                                    Covered by
                                                                   Shares           Exercisable
   Named Executive Officer                                         Owned            Options*
   ------------------------------------------------------------------------------------------
   Lee R. Raymond..............................................   559,881(1)        3,273,980
   Lou A. Noto.................................................   204,722(2)        1,023,112
   Rene Dahan..................................................   113,385(3)          792,335
   Harry J. Longwell...........................................   172,780(4)        1,263,980
   Eugene A. Renna.............................................   171,079             363,346

---------
  (1) Includes 1,200 shares held as estate representative and 150 shares owned by spouse.
  (2) Includes 4,146 shares owned by spouse; 6,565 shares held jointly with spouse; and 568 shares owned by dependent.
  (3) Includes 55,163 shares held jointly with spouse.
  (4) Includes 49 shares owned by spouse and 19,046 shares held jointly with spouse.

 * Includes options that will become exercisable within 60 days.


   Nonemployee Director/Nominee                                  Shares Owned*
   ----------------------------------------------------------------------------
   Michael J. Boskin...........................................           6,400
   William T. Esrey............................................           5,720(1)
   Donald V. Fites.............................................           9,835
   Jess Hay....................................................          22,200
   Charles A. Heimbold, Jr.....................................           7,240
   James R. Houghton...........................................          10,700(2)
   William R. Howell...........................................           9,600(3)
   Helene L. Kaplan............................................          15,161
   Reatha Clark King...........................................           6,448
   Philip E. Lippincott........................................          11,200
   J. Richard Munro............................................           7,240
   Marilyn Carlson Nelson......................................          21,120(4)
   Walter V. Shipley...........................................           6,520

---------
  (1) Includes 520 shares held jointly with spouse.
  (2) Includes 2,500 shares owned by spouse.
  (3) Includes 2,700 restricted shares held as constructive trustee for former spouse.
  (4) Includes 12,720 shares held as co-trustee of family trusts.

 * The nonemployee directors are not granted ExxonMobil stock options.


On February 29, 2000, ExxonMobil's directors and executive officers (32 people) together owned 2,477,477 shares of ExxonMobil stock and 11,069,821 shares covered by exercisable options, representing about 0.39 percent of the outstanding shares.

14

                                  Proxy Statement 2000 * Exxon Mobil Corporation


BCC REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

ExxonMobil's executive compensation program is designed to motivate, reward, and retain the management talent our company needs to achieve its business goals and maintain its leadership in its industries. Our program makes a significant portion of senior executives' potential compensation dependant upon increases in shareholder value.

ExxonMobil's success depends on retaining and motivating executives who have developed the skills and expertise required to lead a global organization. We do this with:

  -- Competitive base salaries in keeping with a philosophy of career continuity -- Rewards for exceptional performance and accomplishments
  -- Incentives to meet short-term and long-term objectives

The nature of the petroleum business requires long-term and capital-intensive investments. These investments often take years to generate a return to shareholders. Accordingly, we grant incentive awards with a view toward long-term corporate performance. These awards may not fluctuate as much as year-to-year financial results.

ExxonMobil pays for performance based on an individual's level of responsibility. For this purpose, performance means both individual and corporate performance. We motivate performance by recognizing the past year's results and by providing incentives for further improvement in the future.

Individual performance includes the ability to put ExxonMobil's business plans into effect and to react to unanticipated events. We base compensation decisions for all executives, including the Chief Executive Officer (CEO) and the other executives named in the Summary Compensation Table on page 20, on these criteria.

The three major components of ExxonMobil's compensation program are base salary, short term incentive awards, and long term incentive awards.

BASE SALARY

In keeping with the long-term and highly technical nature of ExxonMobil's business, we take a long-term approach to management development. This career-oriented philosophy requires a competitive base salary.

Each year, we adjust ExxonMobil's salary structure based on competitive positioning (comparing ExxonMobil's salary structure with salaries paid by other companies); ExxonMobil's own business performance; and general economic factors. In addition to these factors, in 1999 the Committee considered the increase in scope and responsibilities for executives in the new organization. Specific weights are not given to these factors, but competitive positioning is the most important factor. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations.

Exxon Mobil Corporation * Proxy Statement 2000

We use a number of surveys to determine ExxonMobil's competitive salary position. Primarily, we compare our salary structure with the U.S.-based oil companies in the industry group used for comparing stock performance on page 26. We do not consider salary data from the foreign-based oil companies in that group. Their executive compensation structures are not considered comparable.

ExxonMobil's business and the competition for executives extend beyond the oil industry. Therefore, we also compare our salary structure with other major U.S.-based corporations.

ExxonMobil is significantly larger and more diverse than the other surveyed companies. Therefore, ExxonMobil targets its salary ranges between the median and high end of the survey data. Within these ranges, we determine individual executive salaries based on individual performance, level of responsibility, and experience. The BCC recommends the CEO's salary to the Board of Directors, sets the salaries for ExxonMobil's other elected officers, and reviews the salaries of other senior executives.

SHORT TERM INCENTIVE AWARDS

Short term incentive awards consist of cash bonuses and Earnings Bonus Units
(EBUs). See page 23 for a description of the terms of EBUs. We grant short term awards to executives to reward their contributions to the business during the past year. We also grant EBUs as incentives for strong, mid-term corporate performance. EBUs help stress that decisions and contributions in any one year affect future years. In 1999, approximately one half of executive bonuses were in the form of EBUs. The cumulative earnings required for maximum payout of each EBU granted this year was the same as that for last year.

Each year, the BCC establishes a ceiling for cash bonuses and EBUs. The ceiling for 1999 was $83 million. Almost all of that amount was granted in awards to approximately 1,000 employees. The ceiling is based on ExxonMobil's business performance, progress towards long-term goals, and competitive position. No particular formula is used. Some of the measures of performance considered by the BCC include net income, earnings per share, return on capital employed, return on equity, and dividends. The BCC does not give specific weights to these measures. The 1999 ceiling was increased from the 1998 ceiling in order to pay special merger related bonuses. In reaching this decision, no formula was used. The BCC considered several factors, including ExxonMobil's financial performance (which, while strong relative to its major competitors in a difficult business environment, was still down relative to last year's level), its continued strengthening of its worldwide competitive position, and its progress toward long-range strategic goals.

The bonus an executive receives depends on the executive's individual performance and level of responsibility. Each year, we assess relative performance based on factors including initiative, business judgment, technical expertise, and management skills.

We did not grant regular annual bonuses or short term incentive awards to former Mobil executives for 1999 since they received comparable awards from Mobil on a basis established before the merger.

                                  Proxy Statement 2000 * Exxon Mobil Corporation

LONG TERM INCENTIVE AWARDS

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Stock options were the primary long term incentive granted to executive officers and over 4,800 other key employees in 1999. The parameters, guidelines, and administration of the 1999 grants were the same as those used for the 1998 grants. The BCC believes that a significant portion of senior executives' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the executives' interests directly to the shareholders' interests. See page 21 for a description of the terms of options.

The number of options granted to executive officers is based on individual performance and level of responsibility. For this purpose, the Committee measures performance the same way as described above for short term awards. Option grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant investors in the business. The number of options held by an executive is not a factor in determining subsequent grants. Granting options on that basis could create an incentive for executives to exercise options and sell their shares.

The Company does not have required levels for equity holdings by senior management, but long term awards are designed to encourage share ownership. The five officers named in the Summary Compensation Table on page 20 have, on average, equity holdings of approximately 13 times salary as of year-end 1999. In addition, other elected officers have holdings which exceed typical ownership guidelines used by some companies in industry.

Last year, the BCC granted Career Shares to a limited number of senior executives. Career shares are shares of ExxonMobil Common Stock that normally may not be sold until after an executive reaches normal retirement age. The shares may be forfeited if an executive leaves before that time. Given the size, complexity, and global scope of ExxonMobil's business, it is essential to retain an experienced senior management team. Career Shares help ExxonMobil retain key strategic and operating executives for the long term. These awards also provide an additional incentive for superior long-term corporate performance. The number of Career Shares granted to senior executives also reflects the increased responsibility and complexity of senior positions.

The Committee bases individual Career Share grants on the executive's personal contribution and level of responsibility. The number of shares held by an executive is not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

U.S. INCOME TAX LIMITS ON DEDUCTIBILITY

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives.
Performance-based compensation that meets IRS requirements is not subject to this limit. The short term awards and stock option grants described above are designed to meet these requirements so that

Exxon Mobil Corporation * Proxy Statement 2000

ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved broad performance measures for short term awards to the top executives. The shareholders also set limits on short term awards to these executives (0.2% of operating net income) and on individual option grants (0.2% of outstanding shares at year-end 1996, adjusted for stock splits). These are not targets, only maximums established for deductibility purposes. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

CEO COMPENSATION

Within the framework described above, the BCC determines the CEO's compensation by judging his individual contributions to ExxonMobil's business, level of responsibility, and career experience. The BCC does not think narrow quantitative measures or formulas are sufficient for determining Mr. Raymond's compensation. The Committee does not give specific weights to the factors considered, but the primary factor is the CEO's individual contributions to the business.

The Committee also considers ExxonMobil's size, complexity, and business results as compared to its competitors in the industry and other major U.S.-based corporations outside the industry. The BCC believes the combination of Mr. Raymond's base salary and short term awards is appropriate compared to CEOs of ExxonMobil's competitors.

With the merger of Exxon and Mobil, the Company strengthened its position as the world's leading petroleum and petrochemical company. The Committee believes that the leadership of Mr. Raymond and Mr. Noto was critical to guiding the Company through a successful merger and for laying the foundation for capture of the synergies resulting from the merger while continuing to run a successful base business. In recognition of their contributions, in December 1999, the Committee authorized special bonuses to be paid to Mr. Raymond, Mr. Noto, and other key employees whose efforts had been instrumental in bringing the merger to its successful completion and whose contributions are key to realizing the synergies of the combination. Although the full amount of the awards is shown on the Summary Compensation Table on page 20, one half of the amount of each award was paid in cash in December. The Committee deferred the satisfaction of the balance of the awards until six months after the award date. At that time, the Committee will review the remainder of the award in terms of timing and form of payment.

Mr. Raymond's long term incentive awards reflect his level of responsibility, his leadership, and the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of ExxonMobil's business. The Career Share award granted to Mr. Raymond recognizes his outstanding contributions to ExxonMobil's business performance, continued strengthening of the Corporation's worldwide competitive position, and its progress toward long-range strategic goals. The restrictions on the award are designed to retain his leadership for the remainder of his career.

                                  Proxy Statement 2000 * Exxon Mobil Corporation

SUMMARY

The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The BCC approves or endorses all the programs that involve compensation paid or awarded to senior executives.

The BCC is responsible for seeing that ExxonMobil's compensation program serves the best interest of its shareholders. To help meet this responsibility, the BCC is guided by an independent analysis of the competitiveness of ExxonMobil's executive compensation. The BCC also considers the results of the salary surveys described above.

In the opinion of the Committee, ExxonMobil has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

William R. Howell, Chairman          Donald V. Fites                   Jess Hay
Michael J. Boskin                    Charles A. Heimbold, Jr.          Walter V. Shipley

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of ExxonMobil's Chairman, Vice Chairman, and the three other most highly paid executives. See the Board Compensation Committee report beginning on page 15 for an explanation of our compensation philosophy.

Exxon Mobil Corporation * Proxy Statement 2000

SUMMARY COMPENSATION TABLE


                                          Annual Compensation                   Long Term Compensation
                                  ------------------------------------   ------------------------------------
                                                                                  Awards             Payouts
                                                                         ------------------------   ---------
                                                          Other Annual   Restricted                   LTIP      All Other
Name and                          Salary       Bonus      Compensation      Stock         Options    Payouts  Compensation
Principal Position         Year     ($)        ($)(b)        ($)         Award(s)($)(c)     (#)        ($)       ($)(e)
-------------------------------------------------------------------------------------------------------------------------
L. R. Raymond              1999  2,110,417   13,900,000     222,571(f)     8,356,250      425,000            0     128,547
Chairman and CEO           1998  1,900,000    1,400,000      55,849        7,162,500      425,000    1,275,000     114,000
                           1997  1,750,000    1,500,000      26,472        6,087,500      425,000      850,000     105,000
 ..........................................................................................................................

L. A. Noto (a)             1999  1,048,334    8,598,300           0        2,089,063      564,029(d) 2,111,007     137,833
Vice Chairman              1998    955,000    1,537,700           0                0      264,029    2,985,052     102,016
                           1997    890,000    1,130,400      43,142                0      369,641    1,417,335      61,833
 ..........................................................................................................................

R. Dahan                   1999    953,333    2,640,000       5,484          835,625      200,000            0      75,136
Senior Vice President      1998    860,000      440,000     244,935          716,250      200,000      382,500      65,686
 and Director              1997    780,001      500,000       4,488          608,750      200,000      297,500      60,173
 ..........................................................................................................................

H. J. Longwell             1999    953,333    2,640,000       5,484          835,625      200,000            0      75,136
Senior Vice President      1998    860,000      440,000       5,660          716,250      200,000      382,500      65,686
 and Director              1997    780,001      500,000       5,725          608,750      200,000      297,500      60,173
 ..........................................................................................................................

E. A. Renna (a)            1999    828,750    2,880,500           0          835,625      351,816(d) 1,172,501     102,095
Senior Vice President      1998    754,167      874,500           0                0      151,816    1,657,785      80,396
 and Director              1997    670,000      473,900      32,355                0       92,410    1,062,967      84,349

  (a) Mr. Noto and Mr. Renna became executives of ExxonMobil when the merger closed on November 30, 1999. In order to provide more complete and comparable information, we have included in this table compensation paid by Mobil before the merger. Mobil-paid compensation includes the 1999 regular bonus and LTIP payout for these executives.

  (b) 1999 amounts include regular annual bonus (Mr. Raymond: $1,400,000;
      Mr. Noto: $1,098,300; Mr. Dahan: $440,000; Mr. Longwell: $440,000;
      Mr. Renna: $680,500) plus the special merger bonus described on page 18. Although the full amount of the special bonus is included in the table, only one half was paid in cash in 1999. The balance will be settled in a form and manner to be determined by the BCC later in 2000. Unpaid bonus amounts may be forfeited in case of detrimental activity or early termination of employment.

  (c) All 1999 grants were made by ExxonMobil after the merger. The value shown is the number of restricted shares times the market price of ExxonMobil stock on the day of grant. As of December 31, 1999, the total number and value of restricted shares held by these executives was: Mr. Raymond:
      380,000 shares ($30,613,750); Mr. Noto: 25,000 shares ($2,014,063);
      Mr. Dahan: 56,000 shares ($4,511,500); Mr. Longwell: 56,000 shares ($4,511,500); and Mr. Renna: 10,000 shares ($805,625). The values given do not reflect the fact that the shares are restricted. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. See page 11 for more details.

  (d) Includes 1999 ExxonMobil grant plus Mobil grants of 264,029 shares to Mr. Noto and 151,816 shares to Mr. Renna.

  (e) 1999 values represent company credits and other allocations under defined contribution plans (Mr. Raymond: $128,547; Mr. Noto: $106,572; Mr. Dahan:
      $60,722; Mr. Longwell: $60,722; and Mr. Renna: $85,572); and costs of executive life insurance (Mr. Noto: $31,261; Mr. Dahan: $14,414;
      Mr. Longwell: $14,414; and Mr. Renna: $16,523).

  (f) Represents certain executive arrangements, including membership fees of $115,527 and tax assistance of $90,193.

20

                                  Proxy Statement 2000 * Exxon Mobil Corporation

OPTION GRANTS IN LAST FISCAL YEAR


------------------------------------------------------------------------------------------------------------
                                                                             Potential Realizable Value at
                                                                             Assumed Annual Rates of Stock
                                                                             Price Appreciation for Option
                                       Individual Grants (a)                           Term (b)
                          ----------------------------------------------------------------------------------
                          Number of    % of Total                             IF STOCK AT     IF STOCK AT
                          Securities     Options                                $136.11         $216.74
                          Underlying   Granted to    Exercise
                           Options      Employees    or Base
                           Granted      in Fiscal     Price     Expiration        5%              10%
Name                         (#)          Year        ($/Sh)       Date           ($)             ($)
------------------------------------------------------------------------------------------------------------
ALL SHAREHOLDERS'            N/A           N/A         N/A          N/A      182.9 BILLION    463.4 BILLION
 STOCK APPRECIATION
 ............................................................................................................

L. R. Raymond              425,000        2.7%        83.56      12/08/09       22,334,603      56,600,269
 ............................................................................................................

L. A. Noto                 300,000        1.9%        83.56      12/08/09       15,765,602      39,953,131
                          264,029(c)        --        63.40       2/25/09         (c)             (c)
 ............................................................................................................

R. Dahan                   200,000        1.2%        83.56      12/08/09       10,510,401      26,635,421
 ............................................................................................................

H. J. Longwell             200,000        1.2%        83.56      12/08/09       10,510,401      26,635,421
 ............................................................................................................

E. A. Renna                200,000        1.2%        83.56      12/08/09       10,510,401      26,635,421
                          151,816(c)        --        63.40       2/25/09         (c)             (c)

  (a) Granted in December 1999 under ExxonMobil's Incentive Program unless otherwise noted. The exercise price is the market price of ExxonMobil stock on the grant date. Options granted to senior executives become exercisable after one year or on death. The maximum option term is 10 years after grant or five years after death, if earlier. Options may be forfeited in cases of detrimental activity or early termination of employment. We did not grant any stock appreciation rights to senior executives last year.

  (b) These columns show the gains option holders and all shareholders could realize if ExxonMobil stock appreciates at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the SEC, not ExxonMobil's predictions.

  (c) Granted in February 1999 under Mobil's Incentive Compensation and Stock Ownership Plan and assumed by ExxonMobil at closing. Messrs. Noto and Renna received a Mobil and an ExxonMobil grant in calendar year 1999 because of timing differences between the former Mobil annual grant schedule and the ExxonMobil schedule. The original exercise price of the Mobil grants was the market price of Mobil stock on the grant date. The options normally become exercisable three years after grant, but exercisability may be accelerated in some cases. The maximum term is 10 years. Assuming stock price appreciation of 5% and 10% from the adjusted grant price, the potential realizable value is $10,526,836 and $26,677,490, respectively, for Mr. Noto and $6,052,904 and $15,339,489, respectively, for Mr. Renna. In light of the merger, information as to the percentage of total grants would not be meaningful.

Exxon Mobil Corporation * Proxy Statement 2000

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                           Number of                   Number of Securities       Value of Unexercised,
                            Shares                    Underlying Unexercised     In-The-Money Options/SARs
                          Underlying      Value      Options/SARs at FY-End (#)       at FY-End ($)*
                          Options/SARs   Realized   ----------------------------------------------------------
Name                      Exercised(#)     ($)      Exercisable Unexercisable   Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------
L. R. Raymond                    0             0    3,273,980       425,000     121,788,923               0
 ..............................................................................................................

L. A. Noto                       0             0      653,471     1,197,699      30,464,078      24,045,267
 ..............................................................................................................

R. Dahan                     6,284       147,870      910,570       200,000      25,729,519               0
 ..............................................................................................................

H. J. Longwell                   0             0    1,293,980       200,000      43,541,578               0
 ..............................................................................................................

E. A. Renna                      0             0      312,243       596,042      14,433,092       9,767,586

  * The difference between the option exercise price and the market price of ExxonMobil stock at year end. The actual gain, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. 'In-the-money' means the market price of the stock is greater than the exercise price of the option the date indicated.

22

                                  Proxy Statement 2000 * Exxon Mobil Corporation

LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------
                                   Performance or
                                    Other Period    Estimated Future Payouts Under
                Number of               Until        Non-Stock Price-Based Plans
               Shares, Units or     Maturation or   ------------------------------
Name           Other Rights            Payout                 Maximum ($)
----------------------------------------------------------------------------------
L. R. Raymond       301,140        5 years maximum            1,355,130
 ..................................................................................

R. Dahan             98,560        5 years maximum              443,520
 ..................................................................................

H. J. Longwell       98,560        5 years maximum              443,520

  The awards shown above are Earnings Bonus Units or EBUs. Each EBU entitles the executive to receive an amount equal to ExxonMobil's cumulative net income per common share as announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of the grant or when the maximum settlement value of $4.50 per unit is reached, if earlier. SEC rules classify EBUs as long term incentives, but because of the nature of ExxonMobil's business we view EBUs as short term awards. See page 16 for more details. We did not grant EBUs to former Mobil executives for 1999 since they received comparable awards as described below from Mobil on a basis established before the merger.

L. A. Noto            4,266        4 years                      343,680
 ..................................................................................

E. A. Renna           3,171        4 years                      255,464

  These awards are contingent stock units, called performance shares, awarded by Mobil before the merger under its Long Term Incentive Program. The contingent awards were made each year and were converted to actual awards after a four year period based on Mobil's performance. When the merger closed, outstanding Mobil performance share awards were pro-rated based on the number of months elapsed in the performance cycle and the performance factor was set at 100%. ExxonMobil assumed the awards. The numbers shown above represent the 1999 Mobil awards after giving effect to the merger. The cash value of each award, plus dividend credits, will be paid after the end of the award's four-year term. The value paid will be based on the mean high/low price of ExxonMobil stock for 30 days before payment. The estimated value in the table is based on ExxonMobil's stock price at year end.

Exxon Mobil Corporation * Proxy Statement 2000

PENSION PLAN TABLE

-------------------------------------------------------------
                       Years of Accredited Service
            -------------------------------------------------
Remuneration*     30         35           40           45
-------------------------------------------------------------
$1,500,000  $  720,000   $  840,000   $  960,000   $1,080,000
 .............................................................
 .
 2,000,000     960,000    1,120,000    1,280,000    1,440,000
 .............................................................

 2,500,000   1,200,000    1,400,000    1,600,000    1,800,000
 .............................................................

 3,000,000   1,440,000    1,680,000    1,920,000    2,160,000
 .............................................................

 3,500,000   1,680,000    1,960,000    2,240,000    2,520,000
 .............................................................

 4,000,000   1,920,000    2,240,000    2,560,000    2,880,000
 .............................................................

 4,500,000   2,160,000    2,520,000    2,880,000    3,240,000
 .............................................................

 5,000,000   2,400,000    2,800,000    3,200,000    3,600,000
 .............................................................

 5,500,000   2,640,000    3,080,000    3,520,000    3,960,000
 .............................................................

 6,000,000   2,880,000    3,360,000    3,840,000    4,320,000
 .............................................................


  * For plan purposes, this means (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment, plus
    (2) the average of the three highest cash bonus and EBU awards during the employee's last five years of employment.

Employees who meet the age, service, and other requirements of ExxonMobil's pension plans are eligible for a pension after retirement. The table shows the approximate yearly benefit that would be paid to an ExxonMobil employee in the top compensation and period of service categories. The table reflects a five-year certain and life annuity form of payment. Retiring employees may also elect to receive an equivalent lump-sum payment instead of an annuity. The actual benefit would be reduced by a portion of the employee's Social Security benefits.

Under the ExxonMobil plans, covered compensation for the named executive officers includes the amount shown in the 'Salary' column of the Summary Compensation Table; the regular bonus (but not the special merger bonus) shown in the 'Bonus' column of that table; and the EBU award shown in the Long Term Incentive Plans table. At February 29, 2000, the covered compensation and years of service were $4,786,059 (37 years) for Mr. Raymond; $1,787,902 (38 years) for Mr. Dahan; and $1,787,902 (37 years) for Mr. Longwell.

Special transition rules apply for ExxonMobil employees who worked for Mobil before the merger. Former Mobil employees continued to accrue pension benefits under the Mobil plan formula until a transition date. For Messrs. Noto and Renna, the transition date was February 29, 2000. At that time, the benefit amount under the Mobil formula was frozen, and benefits began to accrue under the ExxonMobil formula. At retirement, the actual benefit will be the greater of two alternate amounts: (A) the frozen Mobil amount, plus accrued benefits under the ExxonMobil formula calculated as if the employee became a new employee of ExxonMobil on the transition date; or (B) the benefit payable under the ExxonMobil formula,

                                  Proxy Statement 2000 * Exxon Mobil Corporation

as shown in the table above, calculated on the basis of the employee's combined compensation and years of service with Mobil and ExxonMobil.

At February 29, 2000, the estimated yearly benefit payable under the frozen Mobil formula was $1,739,091 for Mr. Noto and $704,246 for Mr. Renna. For purposes of the alternative calculation under the ExxonMobil formula, the covered compensation and years of service were $2,256,022 (39 years) for Mr. Noto and $1,451,161 (31 years) for Mr. Renna.

MOBIL EMPLOYEE SEVERANCE PLAN

Mobil adopted an employee severance plan in September 1998. The plan provides for cash severance benefits to Mobil employees in case of a qualifying termination of employment during the two years after a change in control of Mobil. For former Mobil executives, the severance benefit is based on a multiple of the sum of the employee's salary at the time of severance plus bonus and company savings plan contributions before the change in control. The plan also provides for an additional payment to offset special excise taxes if such taxes are imposed.

The merger was a change in control for purposes of the Mobil plan. Until November 30, 2001, the second anniversary of the merger closing, a Mobil employee who accepted a job with ExxonMobil can claim the severance benefit if the employee is terminated other than for 'cause' as defined in the plan. This severance benefit would be $9,411,300 for Mr. Noto and $6,160,625 for Mr. Renna. We estimate that there would be no additional payment to either for taxes.

RETIREMENT LIFE INSURANCE

In connection with Mobil's former executive life insurance plan, Mr. Noto is entitled to cash payments after retirement. The payments begin at age 65 and continue for 15 years. The payments equal the amount necessary to pay for a life insurance policy with a death benefit equal to twice the sum of Mr. Noto's final base salary and regular bonus. The payments can be used to buy a policy or taken in cash.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC and NYSE. In 1999, the initial filing on Form 3 for K.T. Koonce, a Vice President of ExxonMobil, inadvertently failed to report ownership of a portion of Mr. Koonce's restricted shares and a portion of the shares held in one of his brokerage accounts. The errors were corrected in his Form 5 for 1999. Also, J.R. Houghton's Form 5 for 1999 reported a distribution of shares to his wife in connection with the settlement of an estate. The distribution should have been reported on the prior year's Form 5. Finally, S.R. McGill, a Vice President of ExxonMobil, was late in filing a Form 5 to report a gift of shares to charity.

Exxon Mobil Corporation * Proxy Statement 2000

STOCK PERFORMANCE GRAPHS

Annual total returns to ExxonMobil shareholders were 13% in 1999, 22% in 1998, and 28% in 1997 and have averaged 25% over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry peer group over the last five- and 10-year periods. The peer group consists of five other international integrated oil companies: BP Amoco, Chevron, Royal Dutch, 'Shell' Transport and Trading, and Texaco. Since last year's proxy statement, Mobil ceased to be a separate component of the peer group due to the merger with Exxon and Amoco ceased to be a separate component as a result of its merger with BP.


                      FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED AT YEAR-END 1994


                             [PERFORMANCE GRAPH]

                                       Fiscal Years Ended December 31
                              1994     1995     1996     1997     1998     1999

EXXONMOBIL                     100      138      174      224       274     308
S&P 500                        100      138      169      226       290     351
INDUSTRY GROUP                 100      132      174      217       217     278







                      TEN-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED AT YEAR-END 1989


                             [PERFORMANCE GRAPH]


                                                     Fiscal Years Ended December 31
                              1989    1990    1991    1992    1993    1994     1995     1996     1997     1998     1999

EXXONMOBIL                     100     109     134     141     152     154      212      268      344      421      473
S&P 500                        100      97     126     136     150     152      209      257      342      440      533
INDUSTRY GROUP                 100     113     119     114     151     166      219      287      359      359      460

                                  Proxy Statement 2000 * Exxon Mobil Corporation

BOARD OF DIRECTORS PROPOSAL: RATIFICATION OF
INDEPENDENT ACCOUNTANTS
(ITEM 2 ON THE PROXY CARD)

The Board Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit our financial statements for 2000. We are asking you to ratify that appointment.

PwC has been Exxon's independent accounting firm for many years, and we believe they are well qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

THE BOARD RECOMMENDS YOU VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS
(ITEM 3 THROUGH 9 ON THE PROXY CARD)

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address given under 'Contact Information' on page 44, we will provide the names of co-sponsors and information about the sponsors' shareholdings.

THE BOARD RECOMMENDS YOU VOTE AGAINST THESE PROPOSALS FOR THE REASONS WE GIVE AFTER EACH ONE.

SHAREHOLDER PROPOSAL: TERM LIMIT FOR NONEMPLOYEE
DIRECTORS
(ITEM 3 ON THE PROXY CARD)

This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

'RESOLVED: That the stockholders of ExxonMobil recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.'

REASONS:

    'The President of the U.S.A. has a term limit, so do Governors of many states.

    Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

    No director should be able to feel that his or her directorship is until retirement.

    Last year the owners of 84,344,954 shares, representing approximately 4.8% of shares voting, voted FOR this proposal.

    If you AGREE, please mark your proxy FOR this resolution.'

Exxon Mobil Corporation * Proxy Statement 2000

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes that its current practices and those of the Board Affairs Committee concerning the nomination and service of directors ensure a balanced Board where individuals with diverse backgrounds, knowledge, and experience function well as a unit. Setting arbitrary term limits for directors, who, in any case, are elected each year, would be counter-productive and would likely diminish Board effectiveness.

The Board Affairs Committee, which is comprised only of nonemployee directors, recommends candidates for Board membership to the full Board of Directors. The Committee annually develops a proposed slate of nominees that the Board must approve to be voted on by all of the shareholders. Shareholders vote every year on each of the directors. Historically, over 99% of the shareholders voting have voted in favor of each of the directors standing for election for any given year. In developing and recommending candidates, the Committee considers the overall needs of the Board, such as continuity and depth of knowledge and experience, as well as an individual's ability to contribute.

Imposing an arbitrary maximum of six years service for future nonemployee directors could result in the Corporation losing the services of directors who have acquired a great deal of knowledge and perspective about the company's operations and who may be in a position to make their most valuable contributions to ExxonMobil's business.

The proponent submitted similar proposals for Exxon's annual meetings in 1985 and 1999, and more than 95% of shareholders voting were AGAINST them on both occasions.

SHAREHOLDER PROPOSAL: POLICY ON BOARD DIVERSITY
(ITEM 4 ON THE PROXY CARD)

This proposal was submitted by Mr. Tom Gniewek, 123 Norwood Circle, Camden, Tennessee 38320.

'WHEREAS shareholders believe that our board of directors needs to be more representative of shareholders and reflect a diverse workforce and population so our company can remain competitive and,

Recently the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within Fortune 500 companies.

If we are to successfully compete in the increasingly diverse global marketplace of the future, we must select the best people regardless of race, gender, religion, or physical challenge.

We believe a more diverse board with its wider range of perspectives would improve the quality of corporate decision-making. We request our corporation to enlarge its search for qualified board members including minorities and women.

                                  Proxy Statement 2000 * Exxon Mobil Corporation

The recent proxy of W.R. Grace states their Board . . .'recognizes that its composition should reflect the global nature of the company's operation and the diversity of its workforce. The Board also recognizes that it is in a unique position to `set the tone at the top' and to demonstrate its belief that diversity makes good business sense.'

Though Exxon has three women, one of whom is African American on its board, we do believe this is inadequate to provide the necessary diversity for Exxon to effectively compete in the future.

We request that the Board promptly take steps to include additional minorities and women candidates for nominations to the Board starting in 2000 and thereafter.

THEREFORE, BE IT RESOLVED that the shareholders request:

    The Board issue a policy publicly committing the company to a more diverse board, a program of steps, and the timeline to move further in that direction.

    The Board make available an annual report starting in 2000 summarizing efforts to encourage and increase the diversification of:

     -- our Board of Directors

     -- our Board search firms

     -- all Board of Directors committees.'

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proposal essentially asks the Board to do what it is already doing. The Board has reviewed and approved 'Guidelines for Selection of Nonemployee Directors,' which states that the Corporation 'seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation, such as management, finance, marketing, technology, law, international business, or public service.' The Guidelines also state that the Corporation 'recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors . . .' The Board Affairs Committee and the full Board periodically review these guidelines.

Clearly, the Board is always searching for the most qualified candidates, regardless of race, sex, ethnicity, religion, or any other classification, with the background, experience, knowledge, and skills to oversee the operations of a Corporation as large and complex as ExxonMobil. The Board Affairs Committee, which consists entirely of nonemployee directors, reviews the qualifications of, and recommends to the Board, candidates to fill board vacancies.

The Board believes, in view of its stated and obvious commitment to the diversity of its membership, that developing and issuing another policy addressing board diversity and preparation of a related annual report would replicate current policy and practice and create an unnecessary expense.

Exxon Mobil Corporation * Proxy Statement 2000

SHAREHOLDER PROPOSAL: RENEWABLE ENERGY SOURCES
(ITEM 5 ON THE PROXY CARD)

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233 and sixteen co-proponents.

'WHEREAS President Bill Clinton issued an executive order (August 1999) encouraging the substitution of farm products, crop wastes and other organic sources for nonrenewable fuels, such as those coming from our Company;

  -- The Executive Order instructed the secretaries of Agriculture and Energy and the administrator of the Environmental Protection Agency (EPA) to work with industry representatives to develop and promote renewable energy sources. It also establishes a Cabinet-level council to develop strategic plans to help to bring bioenergy-based technologies from farms, forests and labs to the marketplace.

  -- The Order sets a goal of tripling use in the U.S.A. of bioenergy and bio-based products ten years from now. The President said this will create jobs and generate as much as $20 billion a year in new income for farmers and rural communities, while reducing greenhouse gas emissions by as much as 100 million tons a year -- the equivalent of taking more than 70 million cars off the road.

  -- The President stated (August 12, 1999): 'If we can make the raw material of tomorrow's economy living, renewable resources, instead of fossil fuels, which pollute the atmosphere and warm the planet, the future of our children and our grandchildren [plus] the likelihood that there will be more prosperity and peace...will be far greater.'

  -- Dr. Robert Dorsch, Director of Biotechnology Development at Dupont, a potential beneficiary of this new direction for renewable energy sources, (upon hearing of the Executive Order) told The New York Times: 'Essentially all of society in the last 100 years has been built on petroleum as the energy and raw material. We need to go from black gold to green gold.'

  -- While, in the past, Exxon has made some efforts to develop renewable sources of energy, its concentration of cheap fossil fuels have left it 'out of the loop' in this area. At the same time, its repeated denial of climactic effects from fossil fuel burning is increasingly isolating it from the policies and strategies of its main international competitors (such as BP Amoco and Shell).

RESOLVED: That the shareholders request the Board of Directors to adopt a company policy to promote renewable energy sources consistent with the newly-created Cabinet-level council and to develop strategic plans to help bring bioenergy and other renewable energy sources into Exxon's energy mix. Shareholders shall be kept advised regularly as to the ways our Company is moving from what we believe is its existing over-dependence on fossil fuels to the promotion and marketing of renewables.'

                                  Proxy Statement 2000 * Exxon Mobil Corporation

SUPPORTING STATEMENT

'The proponents of this resolution believe that public policy regarding the
(non)burning of fossil fuels is moving in directions that are not presently envisioned and/or articulated by management of our Company. Support for this resolution will indicate your desire to de-emphasize the burning of fossil fuels and develop more environmentally-friendly approaches to energy sources. Please vote 'yes' for this resolution.'

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponents would have shareholders request the company to pursue renewable energy sources without reference to any economic, scientific, technical, or environmental data on which to evaluate such actions.

The timing and advisability of entering into any new business, such as renewables, including research and marketing decisions relating to it, require the judgment of experienced management and scientists. ExxonMobil has substantial experience in renewable energy. The Corporation has participated in past commercial ventures involving renewable energy, particularly solar energy, involving expenditures in excess of $500 million on research and commercial activities. However, after evaluating all relevant considerations, the business decision was made many years ago not to continue to actively pursue these energy alternatives, at least in the near term, but to concentrate on our core energy and petrochemical businesses.

The Corporation continues to follow technical and commercial developments in renewable energy, though at this time, we do not believe that they offer a substantive business opportunity for ExxonMobil. Today, renewable energy sources comprise only a small fraction of total global commercial energy, especially in transportation fuels. Renewables, like wind, solar, and biomass, are not currently, or expected to be in the near term, competitive with abundant, affordable, and efficient fossil fuels. Typically, they occupy only specialized niche markets because they are more costly and less reliable than conventional energy.

We feel the proponents are mistaken in their belief that the Corporation has an 'existing over-dependence' on fossil fuels. The obvious test for any business activity is how it relates to consumers' actual and projected needs for its products. The proponents appear not to appreciate the dynamic and changing pattern of demand for petroleum products. Customers' wants and needs are for increasingly sophisticated and technologically demanding products. ExxonMobil is committed to meeting our customers' demands for abundant, affordable energy through research, technology, and investments. The Board continues to be confident that the so-called traditional energy sources will continue to play a critical role in the increasing demand for energy for many years to come. The development of new and improved 'traditional' petroleum products continues to have a favorable impact on the environment. For example, since 1970, new fuels from the petroleum industry and new technology from the automobile industry have reduced

Exxon Mobil Corporation * Proxy Statement 2000

tailpipe emissions from new cars by 95%. ExxonMobil is also actively engaged in developing fuel cell technology.

While the proponents allude to climate change considerations as a basis for their proposal, they fail to demonstrate in what way public or private efforts, such as those they describe to promote commercial renewable energy today, would make any meaningful contribution to reducing global greenhouse gas emissions for the foreseeable future. As demonstrated in respected projections from national, international, academic, and private sources, global demand for conventional fossil fuels far outstrips projected growth in renewable energy.

The proponents discuss environmental concerns as a basis for the proposal, yet fail to acknowledge environmental challenges that would be inherent in any widespread use of renewable energy sources. For example, creation of energy from crops (sometimes referred to as 'biomass' or 'bioenergy') involves significant issues of land use, energy use in the planting, cultivation, harvesting, and processing of such crops, creation of waste, and pressure on biodiversity. Such environmental considerations are an important element in deciding whether renewable energy sources provide sufficient commercial opportunity or true benefit to the environment. We need attractive alternatives, and those that meet these criteria will succeed in a free marketplace. But the Corporation is opposed to mandates and subsidies which distort energy markets, decrease efficiency, and raise costs to consumers.

In time, research may provide commercially viable long-term options to make possible significant reductions in greenhouse gas emissions, should they prove to be necessary. At ExxonMobil, we participate in research and development on a range of technologies related to our business that address these long-term issues. When, in our judgement, business opportunities occur that provide value to our shareholders and meet demands of our customers, we will pursue them. The important role of research and development and markets as an appropriate response to climate change is widely shared by others in industry, academia, government, and the public.

In conclusion, the proponents' recommendation that the Corporation should actively pursue a business activity, such as renewable energy sources, irrespective of consumers' demands, technical and environmental criteria, and economic factors, is unwarranted and not in the best interests of shareholders. In the meantime, ExxonMobil remains committed through research, technology, and innovation to meet consumers' demands for new products.

                                  Proxy Statement 2000 * Exxon Mobil Corporation

SHAREHOLDER PROPOSAL: ADDITIONAL REPORT ON ANWR DRILLING
(ITEM 6 ON THE PROXY CARD)

This proposal was submitted by Trillium Asset Management Corporation on behalf of its client, Ms. Leslie F. Beckley, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809 and two co-proponents.

'WHEREAS: the Arctic National Wildlife Refuge (the 'Refuge') is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife including large populations of caribou, muskoxen, brown, black and polar bears, wolves, Dall sheep, snow geese and over 180 species of other migratory birds;

Interior Secretary Bruce Babbitt has likened drilling in the Refuge to damming up the Grand Canyon; and

The Arctic Coastal Plain, 1002 Area, is the only section of Alaska's entire North Slope not open for oil and gas exploration and production;

RESOLVED, the Shareholders request that Board of Directors prepare a report at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company proceeding with plans to drill for oil and gas in the coastal plain, 1002 Area, of the Arctic National Wildlife Refuge. The report should also cover the financial costs of the plan and the expected return.'

SUPPORTING STATEMENT

'Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage.'
 -- President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, the North Slope now hosts one of the world's largest industrial complexes. In fact, oil companies already have access to 95 percent of Alaska's North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of oxides of nitrogen, which contribute to smog and acid rain.

The Coastal Plain is the biological heart of the Refuge, to which the vast Porcupine River caribou herd migrate each spring to give birth. The Department of Interior has concluded that development in the Coastal Plain would result in major adverse impacts on the caribou population. According to biologists from the Alaska Department of Fish and Game caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The Coastal Plain is also the most important onshore denning area for the entire South Beaufort Sea polar bear population, and serves as crucial habitat for muskoxen and for at least 134 bird species that gather there for breeding, nesting and migratory activities.

Exxon Mobil Corporation * Proxy Statement 2000

Balanced against these priceless resources is the small potential for economically recoverable oil in the Coastal Plain. In fact, the most recent federal estimate predicted that only 2.6 billion barrels would be economically recoverable in the Coastal Plain -- less than 6 months worth of oil for the United States.

Vote YES for this proposal which will improve our Company's reputation as a leader in environmentally responsible energy recovery.'

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponents are requesting a report to shareholders speculating on the likely returns, impact, and other factors from exploration for oil and gas in the Coastal Plain area of the Arctic National Widlife Refuge (ANWR), an area where such drilling generally is not currently permitted. Given the many uncertainties about the possible timing of changes in the restrictions on exploration in ANWR and the conditions that would prevail when such exploration might be undertaken, the preparation of such a report would provide little useful information for shareholders and would be an inappropriate use of corporate resources.

ANWR is an area of approximately 19 million acres in Alaska. The Coastal Plain (also known as Area 1002 of ANWR) is an area of about 1.5 million acres within ANWR in which oil and gas exploration and development are generally prohibited by federal government regulation. The U.S. Department of Interior (DOI) estimates the Coastal Plain may contain from 9 to 16 billion barrels of recoverable oil.

The Board supports environmentally responsible development within the Coastal Plain of ANWR. More than 30 years of oil and gas industry experience on Alaska's North Slope provides strong evidence that development would pose little threat to the ecology of the Coastal Plain. That experience, along with technological advancements, means that the amount of land needed for oil field facilities would be vastly reduced as would the potential for spills or other environmental hazards.

In the supporting statement, the proponent speculates about the possible adverse impacts of Coastal Plain development on wildlife. Alaska Governor Tony Knowles comments that, '. . . not withstanding oil and gas development on the North Slope, air quality is good, drilling wastes have been well managed, and wildlife and their habitat have been minimally impacted. Most notably, the Central Arctic Caribou Herd, which occupies the Prudhoe Bay area throughout the year, has grown steadily from a population of 6,000 in 1978, the year after North Slope oil production began, to over 22,000 by 1994.' The DOI environmental impact report issued in 1987 on the Coastal Plain area concluded that potential impacts from exploration and drilling activities would be minor or negligible on the wildlife resources and that production activities would affect less than one percent of the Coastal Plain area. Governor Knowles further stated, '. . . the Eskimos who reside on the North Slope and who are dependent on the resources of the region are among the strongest supporters for the development of ANWR.'

                                  Proxy Statement 2000 * Exxon Mobil Corporation

The proponent also mentions the small potential for economically recoverable oil in the Coastal Plain. In fact, discovery of only 2.6 billion barrels of recoverable oil represents a giant oil field, development of which would significantly contribute to domestic oil production and a reduction of U.S. dependence on foreign oil for many years.

The proponent requests the Board prepare a report on potential environmental damage that would result from proceeding with plans to drill for oil and gas on the Coastal Plain, the financial costs, and expected return. At this time, no exploration drilling or development by the Corporation is permitted in the Coastal Plain. It is not known if the area will ever be opened to exploration and development. The Corporation has absolutely no property interests or rights to acquire any property interest or drilling rights in the Coastal Plain and no 'plans to drill for oil and gas' in the Coastal Plain.

The proponent also requests that the report cover 'the financial costs of the plan and the expected return.' There is absolutely no way of calculating potential costs or returns for any drilling program when there is no current plan and there are so many variables.

To require a report on hypothetical drilling where drilling in an area is not currently allowed, where any potential conditions cannot be known at this time, and where the Corporation has no imminent plans to drill, would, at best, be a highly theoretical exercise, subject to a large number of assumptions and caveats. Such a report would provide very little insight to shareholders and would be a misuse of time, resources, and money.

SHAREHOLDER PROPOSAL: ADDITIONAL REPORT ON
CHAD-CAMEROON PIPELINE
(ITEM 7 ON THE PROXY CARD)

This proposal was submitted by the Dominican Province of St. Albert the Great, 1909 South Ashland Avenue, Chicago, Illinois 60608-2994 and one co-proponent.

'WHEREAS the Chad-Cameroon pipeline proposed by Exxon, Shell and Elf is estimated to cost $3.5 billion, with Exxon funding 40% of the project. The governments of Chad and Cameroon have requested the World Bank to provide $115 million in loans. The cost of the project is twenty times the national budget of Chad.

The Cameroon government has regularly failed to account for its massive oil revenues and was rated the most corrupt government in the world by Transparency International in 1997. The U.S. State Department's 1998 annual report on Human Rights states, 'Cameroon's human rights record continued to be poor, and the Government continued to commit numerous and serious human rights abuses.'

Chad presents a very unstable situation. In October 1997, riots in the region led to the massacre of eighty unarmed civilians by Chadian security forces. According to Amnesty

Exxon Mobil Corporation * Proxy Statement 2000

International, this was followed by the killing of one hundred unarmed civilians in March 1998. Parliamentarian Yorongar Ngarleyji was jailed for several months for publicly questioning how the pipeline project's revenue would be distributed. The Chad government also has a poor record of managing public finances.

Oil pipelines can rupture and slow leaks can contaminate the surface and ground waters, crops, residential forests, and tribal land, release greenhouse gases and cause injuries from explosions and fires. As experience shows in the Niger Delta area of Nigeria, leaking pipelines have caused a high level of water pollution and the death of fish, mangroves and tropical forests. A project of this magnitude needs careful re-examination by environmentalists and human rights organizations of both countries, and independent experts.

Our Company claims that benefits for Chad and Cameroon would amount to $8.5 billion and $900 million respectively. We believe there is little evidence that profits from the pipeline will be invested in projects aimed at development or poverty alleviation. In addition, we believe that World Bank loans for this project would divert money from much needed health, education and poverty alleviation projects.

Human rights and environmental groups in both Chad and Cameroon are calling for a moratorium on the project until local people have been properly consulted and the dangers the pipeline poses have been addressed.

RESOLVED: Shareholders request the Board of Directors do a thorough review of the pipeline project; develop criteria for our Company's involvement in the project and report the results to shareholders by November 2000.'

SUPPORTING STATEMENT

'We believe this review should evaluate; a) the impact of the pipeline on the communities most directly affected, b) the environmental consequences of the project; c) impact on economic development on the peoples of the two countries, and d) the level of consultation needed to solicit the views and concerns of affected groups along the pipeline. We believe the development of the Chad-Cameroon pipeline involves significant social, economic, and environmental risks not only for the peoples of Chad and Cameroon, but also for our Company.

If you believe this project deserves further review, please vote for this resolution.'

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponents are requesting a duplication of work that has already been done and made available to interested parties. The Corporation has conducted a major and thorough evaluation of the impact of the project on the environment and people of Chad and Cameroon, provided numerous opportunities for interested parties to comment, and made these studies available to the public. Unfortunately, it appears the proponents were

                                  Proxy Statement 2000 * Exxon Mobil Corporation

unaware of this before submitting the proposal, notwithstanding the fact that this information has been made widely available to the public by the Corporation.

The Chad-Cameroon pipeline project is a joint investment of an ExxonMobil-led consortium and the countries of Chad and Cameroon. It is being planned as a means of transporting oil from proposed oil field developments in Chad through Cameroon to the Atlantic Coast port of Kribi for export. Project design work has been underway for almost a decade and has involved international expertise in engineering design as well as in biology, hydrology, and sociology to arrive at an environmetally responsible plan. Since 1993, the company and other interested parties have conducted an extensive public consultation and information-sharing program in Chad and Cameroon as well as in Europe and the United States. These discussions have heavily involved the local citizens who are directly affected by the project and many other interested parties. During the development of the environmental and socioeconomic analysis, the company conducted meetings in over 900 villages, cantons, and towns along the proposed pipeline route and in the oil field area. Tens of thousands of people attended those meetings and participated in the dialogue.

The project has developed a comprehensive land users plan for compensating local landowners and land users impacted by the project in both Chad and Cameroon. These plans benefited from direct input from local citizens and others who are knowledgeable on local compensation matters. Additionally, plans include project support for Cameroon's establishment of two national parks to protect biodiversity as well as a benefit plan for the Bakola pygmies of coastal Cameroon. These, too, have been the result of direct input from those most impacted and those knowledgeable or having specific expertise.

The proponent states '. . . there is little evidence that profits from the pipeline will be invested in projects aimed at development or poverty alleviation.' On the contrary, as the information made available to the public reveals, the government of Chad has developed and legislated a Revenue Management Plan that commits project benefits to the citizens of Chad. Among other things, it calls for all oil revenues to be deposited with an international financial institution with nearly 90 percent of the Funds to be allocated to the following: public health, education, and infrastructure improvements, investments for future generations, or dedicated to the oil producing regions. The annual budget process will be overseen by a multidisciplined College of Control and Monitoring and periodic audits and reports will be publicly available.

Concerning the proponents' belief that '. . . World Bank loans . . . would divert money from much needed health, education, and property alleviation projects,' these loans, which represent only three percent of project financing, are not taxpayer supported and will not divert monies from poverty alleviation programs. Rather, the financing plan will provide additional revenues and, according to the World Bank, places them in a position to provide important financial and technical support to the countries' development needs. The World Bank has described this project as meeting the goal of poverty alleviation.

The project is estimated to provide a net economic benefit to Chad ranging from $2.5 billion to $8.5 billion, depending on world oil prices. The estimate includes direct revenue from taxes and royalties as well as indirect benefits such as employment and purchases

Exxon Mobil Corporation * Proxy Statement 2000

from local businesses. This type of growth will allow the people of Chad to improve their standard of living, including better schools, improved health care, and a cleaner environment.

The company, other members of the consortium, the lenders, and numerous non-governmental organizations have analyzed the project in depth. The Cameroon country director of the World Wildlife Fund for Nature (WWF), an independent conservation organization, has publicly stated 'what I can say is that it is, environmentally speaking, one of the best planned oil pipelines that I know of in the world.' Further, environmentalists, human rights organizations, and independent experts have had ample opportunity to examine and re-examine the project. Non-governmental organizations and other parties have had the opportunity to contribute to the process and have access to the information compiled by the company. Such information is available on a website (www.essochad.com) and is available also from the company upon request.

The Board believes that another review of the project, over and above the very comprehensive, complete, and thorough reviews already undertaken, and a report to shareholders would be unnecessary and costly. We would encourage the proponents to study the very large amount of information currently available about this project, the environmental safeguards, and the impact on the people of Chad and Cameroon.

SHAREHOLDER PROPOSAL: AMENDMENT OF EEO POLICY
(ITEM 8 ON THE PROXY CARD)

This proposal was submitted by the New York City Employees' Retirement System, 1 Centre Street, New York, New York, 10007-2341 and four co-proponents.

'WHEREAS: ExxonMobil claims to bar discrimination and harassment but its post-merger written policies do not explicitly bar discrimination or harassment based on sexual orientation;

Prior to the merger Mobil explicitly barred sexual orientation discrimination;

Prior to the merger Mobil provided domestic partnership benefits, but post-merger these benefits will no longer be offered to ExxonMobil employees who did not acquire them from Mobil before the merger;

Our competitors Chevron, Sunoco, Atlantic Richfield, BP Amoco and Texaco explicitly bar sexual orientation discrimination;

The hundreds of corporations with sexual orientation non-discrimination policies -- including over 100 publicly-traded companies that provide spousal benefits to same-sex partners of employees -- have a competitive advantage to recruit and retain employees from the widest talent pool;

                                  Proxy Statement 2000 * Exxon Mobil Corporation

Employment discrimination and denial of benefits on the basis of sexual orientation diminish employee morale and productivity;

Our company has an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

San Francisco, Atlanta, Seattle and Los Angeles have adopted and other jurisdictions are considering legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;

Our company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A National Gay and Lesbian Task Force study revealed that 16% - 44% of gay men and lesbians in twenty cities nationwide experienced workplace sexual orientation harassment or discrimination;

National polls consistently find more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals;

Prominent gay and lesbian leaders have proposed 'The Equality Principles on Sexual Orientation' as policy guidelines:

    1. Explicit prohibitions against discrimination based on sexual orientation will be included in the company's written employment policy statement.

    2. Discrimination against HIV-positive employees or those with AIDS will be strictly prohibited.

    3. Employee groups, regardless of sexual orientation, will be given equal standing with other employee associations.

    4. Diversity training will include sexual orientation issues.

    5. Spousal benefits will be offered to domestic partners of employees, regardless of sexual orientation, on an equal basis with those granted to married employees.

    6. Company advertising policy will bar negative sexual orientation stereotypes and will not discriminate against advertising publications on the basis of sexual orientation.

    7. The Company will not discriminate in the sale of goods or services on the basis of sexual orientation.

    8. Written non-discrimination policies on sexual orientation must be disseminated throughout the company. A senior company official will be appointed to monitor compliance corporate wide.

Exxon Mobil Corporation * Proxy Statement 2000

RESOLVED: The Shareholders request the Board of Directors to amend ExxonMobil's written equal employment opportunity policy to bar sexual orientation discrimination.

STATEMENT: By Implementing a written policy barring sexual orientation discrimination, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.'

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes that ExxonMobil's present policies, which prohibit discrimination and provide for a harassment-free work environment, are clear and straightforward. These policies prohibit any form of discrimination or harassment, including that based upon sexual orientation, in any company workplace. While having policies in place is important, having procedures in place to enforce and monitor these policies is equally critical. In support of this position, we have established a comprehensive education, training, and stewardship program to ensure these policies are implemented and followed throughout our worldwide operations.

The global Equal Employment Opportunity (EEO) policy formalizes the Corporation's long-standing actual policy and practice of not tolerating discrimination of ANY kind in the workplace. It confirms ExxonMobil's commitment to basing all aspects of the employment relationship on employees' qualifications, abilities, and performance.

ExxonMobil's Harassment in the Workplace (Harassment) policy also clearly prohibits discrimination on any basis. The policy broadly defines harassment as 'any inappropriate conduct which has the purpose or effect of creating an intimidating, hostile, or offensive work environment; unreasonably interfering with an individual's work performance; or affecting an individual's employment opportunity,' and it prohibits 'any form of harassment in any company workplace.' This definition of harassment and the language prohibiting any form of harassment provide for a broad anti-discrimination policy that clearly encompasses discrimination on the basis of sexual orientation in the workplace.

ExxonMobil's global EEO policy and Harassment policy are part of our Standards of Business Conduct. The Standards of Business Conduct are ExxonMobil's foundation policies, designed to establish common understanding of how the Corporation conducts business and how its employees treat each other throughout the world.

The global Standards of Business Conduct are adopted by ExxonMobil organizations in all countries in which they operate, with modifications made as required by each country's law. In addition to the overriding principle of prohibiting any form of harassment and discrimination, it is ExxonMobil's practice, in each country where there are specific forms of discrimination prohibited by that country's laws, to enumerate those specific prohibitions. For example, within the United States, federal law requires the inclusion of the following list of federally-protected categories in the EEO policy: 'race, color, sex,

                                  Proxy Statement 2000 * Exxon Mobil Corporation

religion, national origin, citizenship status, age, physical or mental disability, veteran or other legally protected status.'

In summary, ExxonMobil's written policies make it unequivocally clear that ExxonMobil does not tolerate discrimination on any grounds, which would include sexual orientation. Equally important, there is also in place a stewardship and monitoring program to ensure these policies are implemented and followed. Thus the Corporation has already implemented written policies barring sexual orientation discrimination or harassment, and there is no need to amend the Equal Employment Opportunity policy as recommended by the proponents.

SHAREHOLDER PROPOSAL: ADDITIONAL REPORT ON EXECUTIVE COMPENSATION
(ITEM 9 ON THE PROXY CARD)

This proposal was submitted by the Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, New Jersey 07860 and one co-proponent.

'WHEREAS:

  -- During the period 1990-1998, corporate profits rose 108%, the S&P 500 rose
     224%, and the CEO pay rose 481%. During the same period, the average worker's pay rose 28%;

  -- The average large company CEO made 419 times more than the average manufacturing worker in 1998 (Business Week). If the pay of the average manufacturing worker had increased as fast as CEO pay between 1990-1998, it would be $110,399, rather than $29,267. If the minimum wage rose as fast as CEO pay it would be $22.08/hour, not $5.15/hour.

  -- Finance magnate J.P. Morgan espoused the opinion that CEOs should not make more than 20 times the compensation of the average employee. Modern management consultant Peter Drucker has similarly argued for CEO pay no higher than 25 times the average worker.

  -- The U.S. Securities and Exchange Commission (SEC) requires publicly-held corporations to disclose potential environmental liabilities to shareholders.

  -- A Price Waterhouse survey of securities' issuers in 1992 found that as many as 62% of responding companies had known of environmental liability exposures that were not yet recorded in financial statements;

  -- Exxon has been sued for up to $4.7 million for nearly 200 violations of the Clean Air Act and has been sued with a partner company for $4.8 million for toxic discharges into San Francisco Bay (The Herald, Glasgow). Our liabilities for the Valdez spill have yet to be settled.

Exxon Mobil Corporation * Proxy Statement 2000

RESOLVED: Shareholders request that a committee of outside directors of the board institute an Executive Compensation Review Committee which considers social and environmental concerns in determining compensation for top executives. A report should be made available to shareholders by August 1, 2000 with the results of the Review. We recommend that the review include changes linked to disparities between increases in top executives' compensation and that of the lowest paid workers (lowest 20% globally) as well as to environmental liability and progress. The review shall cover all pay, benefits, perks, stock options and special arrangements in the compensation packages for all company's top officers.

STATEMENT OF SUPPORT

'Links between executive compensation and environmental performance do not impose arbitrary limits. Instead, they address issues of

  -- The lost profitability represented by waste by-products released into the environment instead of being utilized in production processes.

  -- The increasing detrimental and unstable environmental impacts of operating waste and output.

By joining executive compensation with social and environmental liability and progress, our company can establish social and environmental accountability as an integral business goal that positively impacts the bottom line and helps to reverse global trends of waste and degradation.'

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

In essence, the proposal calls for establishment of another Board committee which would duplicate the role and responsibilities of the existing Board Compensation Committee (BCC). The BCC oversees compensation for the Corporation's senior executives, including salary, bonus, and incentive awards. The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The Corporation's rationale and approach to executive compensation is explained in the Board Compensation Committee Report on Executive Compensation on pages 15 through 19 in this Proxy Statement.

The basic tenet of the executive compensation program is to attract, develop, motivate, and retain individuals with the skills and expertise to manage the operations of a corporation as large and complex as ExxonMobil and guide the Corporation to achieving its goals and maintaining its leadership position in the industry. The compensation structure is based primarily on competitive positioning with significant consideration given to business performance and general economic factors. Efforts to change from a competitive orientation and move to link salaries to 'environmental liability and progress' or to set some arbitrary ratio between 'top executives' compensation and that of the

                                  Proxy Statement 2000 * Exxon Mobil Corporation

lowest paid workers,' as called for the by the proponent, could jeopardize the Corporation's ability to attract and retain key executives.

Incentive awards are intended to reward executives for their contributions to the business during the past year (short term awards) and to develop and retain strong management through share ownership and incentive awards that recognize future performance (long term awards). The Corporation uses stock options as a means to tie executives' interests directly to shareholders' interests since option-related compensation depends on value created for shareholders.

The Board believes that the executive compensation program is appropriately designed with its focus on competitive salaries and incentives which, to a significant extent, tie executives' pay to shareholder value; and that the review and report requested by the proponent are not in the best interests of shareholders. Establishing a new Board committee would duplicate the work now performed by the BCC and would be a waste of corporate resources.

Exxon Mobil Corporation  Proxy Statement 2000

ADDITIONAL INFORMATION

OTHER BUSINESS

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice to the shareholders has been given. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

PEOPLE WITH DISABILITIES

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under 'Contact Information' below.

OUTSTANDING SHARES

On February 29, 2000, 3,479,892,054 shares of common stock were outstanding. Each common share has one vote.

HOW WE SOLICIT PROXIES

In addition to this mailing, ExxonMobil employees may solicit proxies personally, electronically, or by telephone. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $25,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposal for the annual meeting in 2001 must be sent to the Secretary at the address of ExxonMobil's principal executive office given under 'Contact Information' below. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is December 15, 2000. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 28, 2001. On request, the Secretary will provide instructions for submitting proposals.

CONTACT INFORMATION

If you have questions or need more information about the annual meeting, write to:

Secretary
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298

or call us at (972) 444-1157.

For information about your record holdings or SIP account, call ExxonMobil Shareholder Services at 1-800-252-1800. We also invite you to visit ExxonMobil's website at www.exxon.mobil.com. Website materials are not part of this proxy solicitation.

[Logo] Printed on recycled paper                                   3300-ps-0400

                                 Appendix 1


[GRAPHIC]

2000 ANNUAL MEETING
--------------------------------------------------------------------------------
ADMISSION TICKET




You are cordially invited to attend the annual meeting of shareholders of Exxon Mobil Corporation on Wednesday, May 31 at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas. The meeting will begin at 10:00 a.m., Central Time. Admission is limited to shareholders and guests of the Corporation. This ticket will admit you and an approved guest and should be presented at the meeting to expedite registration. Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Traffic in the area may cause a delay; please allow extra time for parking.

                  PLEASE ARRIVE EARLY AND PRESENT THIS TICKET.

                         VOTE BY TELEPHONE OR INTERNET
                            QUICK   EASY   IMMEDIATE

VOTE BY PHONE:    Call toll-free on a touch-tone phone 1-877-779-8683 anytime.

VOTE BY INTERNET: The web address is www.eproxyvote.com/xom

                   If you vote by phone or Internet, you will be asked to enter your 14-digit Control Number located above your name on the proxy card.

VOTE BY CARD:      Complete, sign, date, and return your proxy card in the
                   enclosed postage-paid envelope.

          IF YOU VOTE BY PHONE OR INTERNET -- DO NOT MAIL THE PROXY CARD
                              THANK YOU FOR VOTING

                           DETACH CARD BEFORE MAILING
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
[X] Please mark
    votes as in
    this example.

The Board of Directors recommends
a vote FOR items 1 and 2.

                  FOR ALL     WITHHELD FROM ALL
1. Election of      [ ]             [ ]
   Directors
   (page 3).

    For all nominees except as noted above
-----------------------------------------------
                        FOR   AGAINST   ABSTAIN
2. Ratification         [ ]     [ ]       [ ]
   of independent
   accountants
   (page 27).


             The Board of Directors recommends a vote AGAINST items 3 through 9.

                          FOR   AGAINST   ABSTAIN                                FOR   AGAINST   ABSTAIN
3. Term limit fo          [ ]     [ ]       [ ]        6. Additional report on   [ ]     [ ]       [ ]
   nonemployee                                            ANWR drilling
   directors (page 27).                                   (page 33).

4. Policy on Board        [ ]     [ ]       [ ]        7. Additional report on   [ ]     [ ]       [ ]
   diversity (page 28).                                   Chad-Cameroon
                                                          pipeline (page 35).
5. Renewable energy       [ ]     [ ]       [ ]
   sources (page 30).                                  8. Amendment of EEO       [ ]     [ ]       [ ]
                                                          policy (page 38).

                                                       9. Additional report on   [ ]     [ ]       [ ]
                                                          executive compen-
                                                          sation (page 41).
                                                       -------------------------------------------------
                                                       I have made comments on this card or an     [ ]
                                                       attachment. This box must be marked for
                                                       comments to be read.
                                                       -------------------------------------------------
                                                       Discontinue duplicate annual report.        [ ]

Signature:______________Date:________2000  Signature:____________Date:______2000
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

                [STREET MAP]                           [DALLAS AREA MAP]





From I-45/Hwy 75--Take I-35E exit (Woodall
Rodgers Frwy) to Pearl St. exit or St. Paul exit (follow frontage road east to Pearl St.)
turn south and continue to Ross Ave., turn left to Arts District Garage.

From I-35E--Take I-45/Hwy 75 exit (Woodall
Rodgers Frwy) to Pearl St. exit, continue to Ross Ave., turn left to Arts District Garage.

From DFW Airport--Take South Exit to Hwy 183 east (merges with I-35E), follow directions from I-35E (above).

From Love Field--Exit airport on Mockingbird
Ln. west to I-35E south, follow directions from I-35E (above).






- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


[GRAPHIC]                                                     PROXY
c/o Proxy Services                               SOLICITED BY BOARD OF DIRECTORS
P.O. Box 8033                                     ANNUAL MEETING, MAY 31, 2000
Boston, MA 02266-8033                                     DALLAS, TEXAS


The undersigned hereby appoints J. Hay, W.R. Howell, P.E. Lippincott, M.C. Nelson, and L.R. Raymond, or each or any of them, with power of substitution, proxies for the undersigned to act and vote shares of common stock of the undersigned at the 2000 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

Election of Directors(1)
Nominees:          (05) J. Hay               (10) R.C. King         (15) L.A. Noto
(01) M.J. Boskin   (06) C.A. Heimbold, Jr.   (11) P.E. Lippincott   (16) L.R. Raymond
(02) R. Dahan      (07) J.R. Houghton        (12) H.J. Longwell     (17) E.A. Renna
(03) W.T. Esrey    (08) W.R. Howell          (13) J.R. Munro        (18) W.V. Shipley
(04) D.V. Fites    (09) H.L. Kaplan          (14) M.C. Nelson

This proxy covers shares of common stock registered in the name of the undersigned and shares held in the name of the undersigned in the ExxonMobil Shareholder Investment Program.

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE (a) FOR THE ELECTION OF THE DIRECTOR NOMINEES AND (b) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE.

(1)See Item 1 on reverse side. The numbers in front of the nominees' names are
provided to assist in telephone and Internet voting.                      (OVER)